SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                   FORM 8-K/A



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report: (Date of earliest event reported) December 12, 2000



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                              1-3247              16-0393470
(State or other jurisdiction          (Commission         (I.R.S. Employer
of incorporation)                     File Number)        Identification No.)



One Riverfront Plaza, Corning, New York                   14831
(Address of principal executive offices)                  (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         CORNING INCORPORATED
                                         Registrant



Date:  February 23, 2001                 By /s/  JAMES B. FLAWS
                                                 James B. Flaws
                                                 Executive Vice President and
                                                 Chief Financial Officer

This Form 8-K/A amends Item 2 and Item 7 of the Form 8-K previously filed with the Securities and Exchange Commission on December 22, 2000 by including a description of the transaction and the financial statements and pro forma information referred to below.

Item 2.  Acquisition or Disposition of Assets

On December 12, 2000, Corning Incorporated purchased all the shares of the capital stock of Optical Technologies USA Corp., a Delaware corporation (the Pirelli transaction). The acquisition was effected pursuant to the terms of a Stock Purchase Agreement dated as of September 26, 2000 between Corning Incorporated, a New York corporation and Pirelli Cavi e Systemi S.p.A. a corporation organized under the laws of the Republic of Italy, Optical Technologies The Netherlands B.V., a corporation organized and existing under the laws of the Kingdom of the Netherlands, and Pirelli S.p.A., a corporation organized under the laws of the Republic of Italy (collectively, "Pirelli"), whereby Corning acquired a 90% interest in Pirelli's optical components and devices businesses and other intellectual property for approximately $3.6 billion in cash. The Pirelli acquisition was funded with cash proceeds from Corning's public offering of its common stock and its zero coupon convertible debentures in November 2000. In a separate transaction, on December 12, 2000, pursuant to the terms of a Stock Purchase Agreement dated December 8, 2000, between Corning and Cisco Systems, Inc., Corning acquired the remaining 10% interest in said businesses from Cisco for 5,473,684 shares of Corning Common Stock.

The assets acquired by the registrant pursuant to the transaction include, and are not limited to, accounts receivable, inventory, fixed and tangible property (including, without limitation, all machinery, equipment, supplies, tools, furniture and fixtures), intangible assets including patents and contracts. Corning currently anticipates that substantially all of the assets acquired in the transaction will continue to be used in Corning's ongoing operations.

Item 7.  Financial Statements and Exhibits

Corning Incorporated has included herein the consolidated financial statements of Optical Technologies USA, Corp. for the year ended December 31, 1999, for the nine months ended September 30, 2000 and 1999 and pro forma financial information giving effect to the acquisition of Optical Technologies USA for the year ended December 31, 1999 and nine months ended September 30, 2000.

(a)  Financial Statements of Business Acquired
     (1)  Report of Independent Accountants
     (2) Consolidated Statement of Operations for the year ended December 31, 1999 (audited) and for the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited)
     (3) Consolidated Balance Sheet as of December 31, 1999 (audited) and September 30, 2000 (unaudited)
     (4) Consolidated Statements of Cash Flows for the year ended December 31, 1999 (audited) and for the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited)
     (5) Consolidated Statement of Changes in Stockholders' Equity for the year ended December 31, 1999 (audited) and nine months ended September 30, 2000 (unaudited) and 1999 (unaudited)
     (6)  Notes to Consolidated Financial Statements

(b)  Pro Forma Financial Information (unaudited)
     (1) Pro Forma Combined Condensed Consolidated Statement of Income for the nine months ended September 30, 2000.
     (2) Pro Forma Combined Condensed Consolidated Balance Sheet as of September 30, 2000.
     (3) Pro Forma Combined Condensed Consolidated Statement of Income for the year ended December 31, 1999.

(c)  Exhibit
     (1)  Consent of PricewaterhouseCoopers SpA

Item 7(a)


                         Optical Technologies USA, Corp.

                             Consolidated Financial
                                   Statements

                          as of and for the year ended
                                December 31, 1999
                          and for the nine months ended
                           September 30, 2000 and 1999

                                    CONTENTS



Report of Independent Accountants                                           F-2

Consolidated  Statements of Operations for the year ended December 31,
  1999, for the nine months ended September 30, 2000 (unaudited) and
  1999 (unaudited)                                                          F-3

Consolidated  Balance  Sheets as of  December  31, 1999 and  September
  30, 2000 (unaudited)                                                      F-4

Consolidated  Statements of Cash Flows for the year ended December 31,
  1999, for the nine months ended September 30, 2000 (unaudited)
  and 1999 (unaudited)                                                      F-5

Consolidated  Statements of Changes in  Stockholders'  Equity for the
  year ended December 31, 1999, for the nine months ended September 30,
  2000  (unaudited) and 1999 (unaudited)                                    F-6

Notes to Consolidated Financial Statements                                  F-7

                        Report of Independent Accountants

To the Board of Directors and
Stockholders of Optical Technologies USA, Corp.

         In our opinion, the accompanying consolidated balance sheet and the related statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Optical Technologies USA, Corp. and its subsidiary at December 31, 1999 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers SpA
Milan, Italy
November 15, 2000

                         Optical Technologies USA, Corp.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            (US dollars in thousands)



                                                                          Nine Months Ended                   Year Ended
                                                                             September 30,                   December 31,
                                                                 ----------------------------------          ------------
                                                                       2000               1999                   1999
                                                                    (unaudited)        (unaudited)

Revenues and intra-group transfers:
    Intra-group transfers pre Separation                           $    1,430          $    8,005            $   11,996
    Third party revenues pre Separation                                     -                 321                   435
    Third party revenues post Separation                               15,453                   -                     -
                                                                   ----------          ----------            ----------
       Total revenues and intra-group transfers                        16,883               8,326                12,431
                                                                   ----------          ----------            ----------

Cost of goods sold and transferred:
    Cost of goods transferred pre Separation (inclusive
      of stock compensation expense of $212 for the
      nine months ended September 30, 2000)                             1,430               8,005                11,996
    Cost of goods sold to third party pre Separation                        -                 221                   300
    Cost of goods sold to third party post Separation                   9,552                   -                     -
                                                                   ----------          ----------            ----------
       Total cost of goods sold and transferred                        10,982               8,226                12,296
                                                                   ----------          ----------            ----------

           Gross profit                                                 5,901                 100                   135
                                                                   ----------          ----------            ----------

Operating expenses:
    Research and development (inclusive of stock
      compensation expense of $1,120 for the nine
      months ended September 30, 2000)                                  8,372               5,718                 7,657
    General and administrative                                          2,190               1,137                 1,530
    Sales and marketing                                                   947                   -                     -
                                                                   ----------          ----------            ----------

           Total operating expenses                                    11,509               6,855                 9,187
                                                                   ----------          ----------            ----------

Operating loss                                                         (5,608)             (6,755)               (9,052)
Interest income, net                                                       71                   -                     -
                                                                   ----------          ----------            ----------

Loss before income taxes                                               (5,537)             (6,755)               (9,052)
Provision for income taxes                                                (30)                  -                     -
                                                                   ----------          ----------            ----------

           Net loss                                                $   (5,567)         $   (6,755)           $   (9,052)
                                                                   ==========          ==========            ==========


The accompanying notes are an integral part of these consolidated financial statements.

                         Optical Technologies USA, Corp.
                           CONSOLIDATED BALANCE SHEETS
               (US dollars in thousands, except per share amounts)



                                                                                       September 30,         December 31,
                                                                                           2000                  1999
                                                                                    -----------------     -----------------
                                                                                         unaudited          Pre Separation
                                 Assets
Current assets:
    Cash and cash equivalents                                                          $   25,182            $        -
    Accounts receivable (net of allowance of $77 and $8)                                    1,570                   117
    Inventories                                                                            10,614                 2,723
    Prepaids and other                                                                        109                     -
                                                                                       ----------            ----------
         Total current assets                                                              37,475                 2,840
Property and equipment, net (Note 3)                                                       17,189                 5,616
                                                                                       ----------            ----------
         Total assets                                                                  $   54,664            $    8,456
                                                                                       ==========            ==========
                  Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                                                                   $    8,026            $        -
    Accrued payroll                                                                         3,342                     -
    Other liabilities                                                                         643                     -
                                                                                       ----------            ----------
         Total current liabilities                                                         12,011                     -

Leaving indemnity                                                                             907                   766
                                                                                       ----------            ----------

         Total liabilities                                                                 12,918                   766
                                                                                       ----------            ----------

Commitment and contingencies (Note 4)                                                           -                     -

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized;
  500,000 shares issued and outstanding                                                         5                     -
Common stock, $0.01 par value; 15,000,000 shares authorized;
  4,500,000 shares issued and outstanding                                                      45                     -
Additional paid-in capital                                                                 47,020                     -
PCS net investment                                                                              -                 8,182
Accumulated other comprehensive loss                                                       (1,035)                 (492)
Accumulated deficit post Separation                                                        (4,289)                    -
                                                                                       ----------            ----------
         Total stockholders' equity                                                        41,746                 7,690
                                                                                       ----------            ----------
         Total liabilities and stockholders' equity                                    $   54,664            $    8,456
                                                                                       ==========            ==========




The accompanying notes are an integral part of these consolidated financial statements.

                         Optical Technologies USA, Corp.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (US dollars in thousands)


                                                                          Nine Months Ended                   Year Ended
                                                                             September 30,                   December 31,
                                                                   ------------------------------
                                                                       2000               1999                   1999
                                                                   -----------        -----------           -------------
                                                                    (unaudited)        (unaudited)
Cash flows from operating activities:
    Cash receipts from customers                                   $   15,118          $    8,331            $   12,447
    Cash paid to suppliers and employees                              (15,819)            (12,018)              (17,860)
    Interest received net                                                  71                   -                     -
                                                                   ----------          ----------            ----------

       Net cash used in operating activities                             (630)             (3,687)               (5,413)

Cash flows from investing activities:
    Purchases of property and equipment                                (5,643)             (1,591)               (2,978)
                                                                   ----------          ----------            ----------

       Net cash used in investing activities                           (5,643)             (1,591)               (2,978)
                                                                   ----------          ----------            ----------

Cash flows from financing activities:
    Net transfers from PCS                                              6,455               5,278                 8,391
    Proceeds from issuance of preferred stock                          25,000                   -                     -
                                                                   ----------          ----------            ----------

       Net cash provided by financing activities                       31,455               5,278                 8,391
                                                                   ----------          ----------            ----------

Net increase in cash and cash equivalents                              25,182                   -                     -
Cash and cash equivalents at beginning of period                            -                   -                     -
                                                                   ----------          ----------            ----------

Cash and cash equivalents at end of period                         $   25,182          $        -            $        -
                                                                   ==========          ==========            ==========

Reconciliation of net income to net cash provided by operating activities:

Net loss pre Separation                                            $   (1,278)         $   (6,755)           $   (9,052)
Net loss post Separation                                               (4,289)                  -                     -

Net cash provided by operating activities:
Depreciation                                                            2,320               3,006                 4,056
Provision for losses on accounts receivable                                75                   1                     1
Leaving indemnity                                                         258                 124                   236
Non cash stock compensation                                             1,332                   -                     -

Change in assets and liabilities:
Decrease (increase) in accounts receivable and prepaids                (1,765)                  5                    16
Decrease (increase) in inventory                                       (8,850)                (68)                 (670)
Increase in accounts payable and accrued expenses                      11,537                   -                     -
Increase in income tax payable                                             30                   -                     -
                                                                   ----------          ----------            ----------

       Total adjustments                                                4,937               3,068                 3,639
                                                                   ----------          ----------            ----------

       Net cash provided by operating activities                   $     (630)         $   (3,687)           $   (5,413)
                                                                   ==========          ==========            ==========

     Non cash financing transactions:
     Contribution of net assets for 3,549,999 shares               $    8,094

     Non cash investing activities:
     Acquisition of property and equipment                         $    6,894


The accompanying notes are an integral part of these consolidated financial statements

                         Optical Technologies USA, Corp.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               (US dollars in thousands, except per share amounts)





                                                                                               Accumulated
                               Preferred Stock        Common Stock     Additional                Other
                             -------------------    ----------------     Paid-in   PCS Net    Comprehensive  Accumulated
                             Shares       Amount    Shares     Amount    Capital  Investment      Loss         Deficit       Total
                             ------       ------    ------     ------    -------  ----------      ----         -------       -----

Balance at January 1, 1999        -        $  -           -     $  -    $     -     $10,206     $     -        $     -     $ 10,206
Net transfer from PCS             -           -           -        -          -       8,391           -              -        8,391
Foreign currency
  translation adjustment          -           -           -        -          -      (1,855)          -              -       (1,855)
Net loss                          -           -           -        -          -      (9,052)          -              -       (9,052)
                            -------        ----   ---------     ----    -------     -------     -------        -------     --------
Balance at December
  31, 1999                        -        $  -           -     $  -    $     -     $ 7,690     $     -        $     -     $  7,690

Net transfer from PCS             -           -           -        -          -       6,455           -              -        6,455
Net loss pre Separation           -           -           -        -          -      (1,278)          -              -       (1,278)
Foreign currency
  translation adjustment
  pre Separation                  -           -           -        -          -        (223)          -              -         (223)
Incorporation of the
  Company                         -           -           -        -     12,644     (12,644)          -              -            -
Stock compensation                -           -           -        -      1,332           -           -              -        1,332
Issuance of common
  stock                           -           -   4,500,000       45      8,049           -           -              -        8,094
Issuance of preferred
  stock                     500,000           5           -        -     24,995           -           -              -       25,000
Foreign currency
  translation adjustment
  post Separation                 -           -           -        -          -           -      (1,035)             -       (1,035)
Net loss post
  Separation                      -           -           -        -          -           -           -         (4,289)      (4,289)
                            -------        ----   ---------     ----    -------     -------     -------        -------     --------
Comprehensive loss                                                                                                           (5,324)
                                                                                                                           --------
Balance at September
  30, 2000 (unaudited)      500,000        $  5   4,500,000     $ 45    $47,020     $     -     $(1,035)       $(4,289)    $ 41,746
                            =======        ====   =========     ====    =======     =======     =======        =======     ========




















The accompanying notes are an integral part of these consolidated financial statements.

                        Optical Technologies, USA, Corp.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (US dollars in thousands)


1.   Basis of presentation
     The accompanying consolidated financial statements, which include Optical Technologies USA, Corp. ("OTUSA") and its wholly owned Italian subsidiary, Optical Technology Italia SpA ("OTI", collectively the "Company"), present the Optical Components ("OC") business of Pirelli Cavi e Sistemi SpA ("Pirelli Cables and System" or "PCS"). The Company was previously part of PCS' Photonics Business Unit ("PBU"). PCS is a wholly owned subsidiary of Pirelli SpA ("Pirelli"), a publicly traded, diversified manufacturing company domiciled in Italy. The Company manufactures and supplies optical components to the networking and telecommunications industry.

     In February 2000, PCS effected a transaction (the "Transaction") with Cisco Systems, Inc. ("Cisco"), that involved the sale of its terrestrial optical line transmission systems ("Teroptic") business. Teroptic was also previously part of PBU. Concurrent with the Transaction, PCS separated the net assets of the Company from PBU by carving out and contributing the net assets to a new legal entity as of February 11, 2000 (the "Separation"). The Separation and subsequent transfer of net assets was done at historical cost. Also transferred was a substantial amount of intellectual property previously held by PCS. This intellectual property had nil book value. The accompanying consolidated financial statements report the historical operations that comprised the optical components manufacturing business of PCS during each reporting period.

     Prior to the Separation, the OC business was treated as an internal production process, transferring its daily production immediately to the larger PBU production process. This transfer of inventory was done without the use of a formal transfer pricing mechanism or policy and accounted for nearly all of the OC business. Third-party sales were minimal.

     Due to the fact that the OC business was highly integrated within the PBU production process, no cash, raw materials, finished goods, debt, or formal equity can be attributed to the OC operation for periods prior to the Separation. Additionally, transactions that give rise to accounts receivable, accounts payable and accruals are assumed to be immediately settled through the PCS net investment account.

     Statements of operations including the period prior to the Separation present intra-group transfers of finished products at cost, with a resulting gross margin of zero. Revenue and the resulting gross margin from third party sales have been reflected in the statements of operations at the actual amounts transacted.

                        Optical Technologies, USA, Corp.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (US dollars in thousands)


     The consolidated financial statements include allocations of certain PCS expenses, including centralized legal, accounting, treasury, real estate, information technology, purchasing and logistic, controlling and reporting, sales and marketing, and other PCS corporate services and infrastructure costs. The expense allocations have been determined on bases that management considers to be a reasonable reflection of the utilization of services provided or the benefit received by OTI. However, the consolidated financial information included herein may not be indicative of the Company's operating results and cash flows in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

     Management has reviewed the nature of the shared costs with PCS for all periods and has identified certain activities that are responsible for generating incremental costs. Therefore, the allocated costs identified and reflected in the above categories are generally correlated with these types of activities. Cost of goods sold includes allocations based on square footage of production and related support activities. Research and development has been allocated based on the actual projects identified as being part of the OC business. No selling and marketing expenses have been allocated until after the Separation, as the OC business had no material sales to third-party customers. General and administrative costs have generally been allocated based on the nature of the activities and incremental headcount.

     The accompanying financial statements contain certain carve-out allocations related to stock based compensation plans at the PCS level. These costs have been identified on a headcount basis and reflected in the Company's statements of operations. Stock compensation expense for the nine months ended September 30, 2000 totaled $1,332 (unaudited).

     Interim financial information (unaudited)
     The financial information as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 is unaudited, but includes all adjustments, consisting only of normal and recurring accruals, that management considers necessary for a fair statement of its consolidated results of operations, financial position and cash flows. Results for the nine months ended September 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year 2000 or any other future period.

2.   Description of operation and significant accounting policies
     The Company's consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States. Significant accounting policies followed in the preparation of these consolidated financial statements are as follows:

     Nature of operations
     The Company designs, manufactures and markets fiber optic-based products which are designed to increase the performance of optical networks. The Company has 100 percent of its manufacturing capacity and management located in Milan, Italy.

                        Optical Technologies, USA, Corp.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (US dollars in thousands)


     Subsequent to the Separation, the Company entered into an agreement (the "Agreement") with Cisco whereby for a five-year period the Company will provide Cisco with certain optical technology products. The Agreement stipulates that the Company will provide to Cisco optical components at the lower of a specified pricing program or the best industry price provided to Cisco by a qualified buyer. These prices are to be reviewed quarterly by both the Company and Cisco.

     Use of estimates
     The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of consolidation
     The consolidated financial statements include the accounts of OTUSA and OTI. All significant inter-company balances and transactions are eliminated in consolidation.

     Cash and cash equivalents
     The Company considers all short-term, highly liquid investments with an original maturity of less than 90 days as cash.

     Concentration of credit risk and significant customer information
     The Company's credit risk is limited principally to accounts receivable, and it currently sells the majority of its products to Cisco. Revenues and receivables associated with Cisco are transacted in U.S. dollars. Generally, no collateral for accounts receivable is required.

     Third-party revenues from one customer represented approximately 95 percent of the total balance at September 30, 2000.

     As of September 30, 2000, two customers each individually accounted for over 10 percent of accounts receivable, for an aggregate of approximately 34 percent of total accounts receivable.

     Inventories
     Inventories are stated at the lower of cost (the first-in, first-out method) or market (estimated net realizable value).

                        Optical Technologies, USA, Corp.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (US dollars in thousands)


     Inventories are as follows:

                                September 30,           December 31,
                                    2000                    1999
                               --------------           ------------
                                (unaudited)

     Raw materials               $  2,046                 $     -
     Work-in-process                4,734                   2,723
     Finished goods                 3,834                       -
                                 --------                 -------

         Total                   $ 10,614                 $ 2,723
                                 ========                 =======


     Property and equipment, net
     Property and equipment is stated at cost less accumulated depreciation. Assets are depreciated using the straight-line method over the estimated useful lives, which are between 3 and 5 years. Maintenance and repairs are charged to expense as incurred, expenditures that extend the useful life of the asset are capitalized and depreciated over the remaining life of the asset.

     When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed comparing the estimated future undiscounted cash flow associated with the asset to the asset's carrying value. No impairment losses were recorded for any of the periods presented.

     Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

     Leaving indemnity
     Under Italian legislation, deferred compensation accrues in favor of employees who are entitled to collect the compensation upon termination of employment. The accumulated deferred compensation is subject to annual revaluation based on increases in the cost of living. The increase in the entitlement, including revaluation, is charged to income in payroll costs.

     PCS net investment
     This amount represents PCS's net investment in and advances to the Company. No inter-company interest income or expense has been allocated to, or included in, the accompanying consolidated financial statements.

     Revenue recognition
     Revenue is recognized when earned. Revenue from product sales is recorded upon completion of delivery obligations, title has passed to the customer, and collection of the resulting receivable is reasonably assured. A provision for estimated warranty cost is recorded at the time revenue is recognized.

                        Optical Technologies, USA, Corp.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (US dollars in thousands)


     The manufacturing and supply agreement with Cisco calls for title to transfer and customer acceptance to occur when cash is paid by Cisco to the Company. Therefore, in the accompanying financial statements, no revenue or receivables have been recognized for shipments to Cisco for which cash has not yet been received.

     Research and development
     Research and development costs are expensed as incurred.

     Advertising and promotion cost
     All advertising, promotion and marketing costs are expensed as incurred.

     Income taxes
     The Company's operating results have historically been included in Pirelli's consolidated income tax returns. The provision for income taxes in the Company's financial statements has been determined on separate-return basis. The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting
     Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and net operating loss carry-forwards, all calculated using presently enacted tax rates.

     Foreign currency translation
     Balance sheet accounts of the Company's non-United States operations are translated from foreign currencies into U.S. dollars at period-end exchange rates while income and expenses are translated at average exchange rates during the period. Translation gains or losses related to net assets located outside the United States are shown as a component of accumulated other comprehensive loss in invested equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency) are included in the consolidated statements of operations.

     Derivatives
     Through the end of 1999 the Company did not enter into, and PCS did not enter into on the Company's behalf, transactions involving derivative instruments. Post Separation, the Company has entered into certain transactions to hedge its overall exposure. The principal exposures of the Company are the sales to Cisco, which are denominated in U.S. dollars, and component purchases which are denominated in U.S. dollars and Japanese yen.

                        Optical Technologies, USA, Corp.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (US dollars in thousands)


     Recently issued accounting pronouncements
     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 137 with respect to the effective date), which will be effective for the Company in January 2001. SFAS No. 133 requires all derivatives to be recognized as assets or liabilities on the balance sheet and measured at fair value on a mark-to-market basis. This applies whether the derivatives are stand-alone instruments, such as forward currency exchange contracts and interest rate swaps or collars, or embedded derivatives, such as call options contained in convertible debt investments. Along with the derivatives, the underlying hedged items are also to be marked to market on an ongoing basis. These market value adjustments are to be included either in net earnings in the statement of operations or in other comprehensive income (and accumulated in shareholders' equity), depending on the nature of the transaction.

     Currently, the Company does not expect to be able to meet the requirements of SFAS 133 to qualify for hedge accounting. As of September 30, 2000, the net loss position of the open contracts was immaterial. Upon adoption, the Company does not expect SFAS No. 133 to have a significant effect on the consolidated results of operations or consolidated financial position of the Company.

3.   Property and equipment, net

                                             September 30,    December 31,
                                                  2000            1999
                                             -------------    ------------
                                              (unaudited)

     Machinery and equipment                   $ 20,833         $ 19,516
     Computer equipment and software                998              715
     Furniture and fixtures                         318              334
     Vehicles                                       135               39
     Construction in progress                    10,221               95
                                               --------         --------

         Less: accumulated depreciation         (15,316)         (15,083)
                                               --------         --------
                                               $ 17,189         $  5,616
                                               ========         ========


     Depreciation expense related to property and equipment was $4,056, $2,320 (unaudited) and $3,006 (unaudited) for the year ended December 31, 1999 and for the nine months ended September 30, 2000 and 1999, respectively.

                        Optical Technologies, USA, Corp.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (US dollars in thousands)


4.   Commitment and contingencies

     Leases
     The Company leases its office and manufacturing facility under renewable operating leases. Rent expense under operating leases was approximately $82, $109 (unaudited) and $61 (unaudited) for the year ended December 31, 1999 and for the nine months ended September 30, 2000 and 1999, respectively.

     Future minimum lease payments as of December 31, 1999 are as follows:

                                                      Operating
                                                       Leases

              2000                                     $  155
              2001                                         17
              2002                                          -
              2003                                          -
              Thereafter                                    -
                                                       ------
              Total minimum lease payments             $  172
                                                       ======

     In August 2000, the Company entered into an operating lease agreement for office space in Boston, Massachusetts. Annual minimum lease payment under this lease are $38 (unaudited) in 2000, $130 (unaudited) in 2001, $129 (unaudited) in 2002 and $106 (unaudited) in 2003.

     Litigation
     From time to time, the Company is involved in litigation matters and claims arising in the ordinary course of its business. The Company does not believe any of the legal claims or proceedings will result in a material adverse effect on its business, consolidated financial position and results of operations or cash flows.

5.   Transactions with Pirelli and Cisco

     For the periods presented, the Company was dependent upon PCS and other Pirelli affiliates for certain operating support. This support includes, but is not limited to, accounting, tax, treasury, research and development, marketing and administration.

     In December 1999, the Company entered into a five-year Manufacturing and Component Supply Agreement with Cisco, a preferred shareholder of the Company (see Note 6). Total revenue generated by this Agreement through September 30, 2000 was approximately $14,681 (unaudited).

                        Optical Technologies, USA, Corp.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (US dollars in thousands)


6.   Stockholders' equity

     Capital stock transactions
     In March 2000, the Company issued 1 share of common stock to Optical Technologies the Netherlands, a wholly owned company of PCS for net proceeds of $0.1.

     In June 2000, the Company issued 3,549,999 shares of common stock to Optical Technologies the Netherlands, a wholly owned company of PCS. The issuance of shares was made in connection with the contribution of the net assets of OTI to the Company. The contribution was accounted for at the historical book value of OTI.

     In June 2000, the Company issued 950,000 shares of common stock to PCS for the contribution-in-kind of certain intellectual property. The potential tax benefits associated with this contribution were accounted for as part of the PCS investment. However, as the tax asset has been fully reserved in equity, no net increase in the PCS investment account occurred.

     In July 2000, the Company issued 500,000 shares of convertible voting preferred stock, designated as Series A Preferred Stock, at $0.05 per share for net proceeds of $25,000 to Cisco. These shares may be converted into 500,000 shares of common stock, representing a per share price of $0.05 upon the successful completion of an initial public offering. In addition, the preferred stock has individual put and call options, giving the holder of the preferred stock the right to force PCS to purchase all of the outstanding preferred stock at the issuance price. The put option feature is active from three years from the date of the issuance, and the call feature is active six months after the put feature.

7.   Income Taxes

     The Company is subject to the corporate tax rate ("IRPEG") of 37 percent in Italy. Additionally, the Company is subject to a tax on productive activities ("IRAP") of 4.25 percent. The IRAP tax is calculated by applying the standard rate to the "net productive value," which does not include deductions for personnel costs, directors fees, bad debt, interest income/expense, gains/losses on foreign currency transactions and dividend income. The accompanying financial statements have no tax amounts payable in 1999 for either IRAP or IRPEG. For the nine-month period ended September 30, 2000, no amounts have been accrued for IRPEG because of the operating losses. However, for purposes of the IRAP tax, an accrual of $30 (unaudited) has been made.

                        Optical Technologies, USA, Corp.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (US dollars in thousands)


     The Company has approximately $26,645 in accumulated tax losses as of December 31, 1999 on a stand-alone basis. In Italy, the carryforward life of a tax loss is five years. The Company had a net tax asset at the end of 1999 of approximately $8,636, which was mainly composed of the net operating losses carryforward. At the end of September 30, 2000, the net tax asset was approximately $63,356 (unaudited), primarily composed of $8,821 (unaudited) of net operating losses carryforward, and $55,167 (unaudited) of tax deductible amortization from the contributed intellectual property. Because of the uncertainty of utilisation, the tax assets have been fully reserved for in all periods. The Company accounted for the contribution of the intellectual property at the existing book value of the asset at the PCS level, which was zero, and the asset and full valuation allowance have been recorded in equity.

8.   Business Segment Information

     The Company operates in one segment, optical networking. The Company's headquarters is located in the United States, while most of its operations and a research and development facility are located in Italy. Geographic revenue information is based on the location of the end customer. Revenue from unaffiliated customers by geographic region is as follows:

                                    Period ended        Year ended
                                    September 30,      December 31,
                                        2000               1999
                                    -------------      ------------
                                    (unaudited)
     Revenues:
         Italy                       $   14,481         $       -
         United States                      972               435
                                     ----------         ---------
              Total                  $   15,453         $     435
                                     ==========         =========


     As of September 30, 2000, all long-lived assets were located in Italy.

9.   Subsequent Events (unaudited)

     On December 12, 2000, Pirelli sold the share capital of the Company to Corning, Inc. ("Corning"), a US company, for $3,510,000. The sale to Corning requires that the Company will, for a period of time, rely on certain general and administrative processes of PCS as a full transition to Corning is made. Additionally, the Company was made party to an operating lease agreement between Corning and PCS, whereby the Company will lease, based on a pre-determined formula, a building currently under construction by PCS.

Item 7(b) Pro Forma Financial Information

The following unaudited pro forma combined condensed consolidated statements of income and unaudited pro forma combined condensed consolidated balance sheet give effect to the merger of Corning Incorporated with Optical Technologies USA Corp. (OTUSA), NetOptix Corporation (NetOptix) and the worldwide optical cable and hardware business of Siemens, which included Siemens' optical cable and equipment businesses and the remaining 50% of Siecor Corporation and Siecor GmbH (Siemens transaction) using the purchase method of accounting for all acquisitions. The following unaudited pro forma combined financial information and the accompanying notes should be read in conjunction with the historical financial statements and related notes of Corning and OTUSA and the pro forma information included in the Form 8-K filed October 13, 2000 combining Corning with NetOptix and Siemens.

The unaudited pro forma combined condensed consolidated statements of income and unaudited pro forma combined condensed consolidated balance sheet information is provided for informational purposes only and does not purport to represent what the combined financial position and results of operations would actually have been had the transactions in fact occurred at the dates indicated. The following unaudited pro forma combined condensed consolidated statements of income and unaudited pro forma combined condensed consolidated balance sheet illustrate the estimated effects of the transactions as if they had occurred at the beginning of the earliest period presented for the statements of income and at the balance sheet date.

There are no adjustments to the pro forma financial statements for the NetOptix and Siemens transactions from those presented in Form 8-K filed October 13, 2000. The unaudited pro forma combined condensed consolidated statement of income for the year ended December 31, 1999 is based on the unaudited pro forma combined condensed consolidated statement of income of Corning included in Form 8-K filed October 13, 2000.

The following unaudited pro forma information was derived using the following:

- Corning's September 2000 nine month financial information and December 31, 1999 fiscal year-end financial statements
- OTUSA financial information as of and for the year ended December 31, 1999 and as of and for the period January 1, 2000 to September 30, 2000
- NetOptix financial information as of and for the year ended September 30, 1999 and for the period January 1, 2000 to the date of Merger on May 12, 2000
- Siecor GmbH's financial information as of and for the year ended September 30, 1999 and the financial information for the period from January 1, 2000 to the date of acquisition on February 2, 2000 as contained in the acquired entity's books and records
- Siemens' worldwide optical fiber, cable and equipment businesses' financial information as of and for the year ended September 30, 1999 and the financial information for the period from January 1, 2000 to the date of acquisition on February 2, 2000 as contained in the acquired entities' books and records

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income
For the nine months ended September 30, 2000 (In millions, except per share amounts)

                                                                  Siemens                                 Pro Forma     Combined
                                                     Corning    Transaction     NetOptix       OTUSA     Adjustments    Pro Forma
                                                    --------    -----------     --------    ---------    -----------    ---------
Revenues
  Net sales                                         $5,042.8     $   169.7      $     6.6   $    16.9                   $5,236.0
  Royalty, interest and dividend income                 78.6                                      0.1                       78.7
  Nonoperating gain                                      6.8                                                                 6.8
                                                    --------     ---------      ---------   ---------     --------      --------
                                                     5,128.2         169.7            6.6        17.0                    5,321.5
Deductions
  Cost of sales                                      2,930.4         159.2            2.5        11.0          1.9 (A)   3,105.0
  Selling, general and administrative expenses         713.6                          1.8         3.2                      718.6
  Research, development and engineering expenses       371.3                                      8.4                      379.7
  Acquisition-related charges                          139.7                                                               139.7
  Amortization of purchased intangibles including
    goodwill                                           144.2                                                   8.6 (A)     437.6
                                                                                                              75.7 (E)
                                                                                                             209.1 (G)
  Interest expense                                      77.9                          0.3                      3.8 (B)     114.4
                                                                                                              32.4 (H)
  Other, net                                            39.7                         (1.4)                                  38.3
                                                    --------     ---------      ---------   ---------     --------      --------

  Income from continuing operations before
    taxes on income                                    711.4          10.5            3.4        (5.6)      (331.5)        388.2
  Taxes on income from continuing operations           303.5                          0.1                    (22.6)(I)     281.0


  Income before minority interest and equity
    earnings                                           407.9          10.5            3.3        (5.6)      (308.9)        107.2
  Minority interest in earnings of subsidiaries        (17.4)                                                 (3.0)(D)     (20.4)
  Equity in earnings of associated companies           125.5                                                  (0.7)(C)     124.8
  Impairment of equity investment                      (36.3)                                                              (36.3)
                                                    --------     ---------      ---------   ---------     --------      --------

Income from continuing operations                   $  479.7     $    10.5      $     3.3   $    (5.6)    $ (312.6)     $  175.3
                                                    ========     =========      =========   =========     ========      ========


Basic earnings per share from continuing
  operations                                        $   0.57                                                            $   0.19
Diluted earnings per share from continuing
  operations                                        $   0.55                                                            $   0.19
Weighted average shares outstanding-basic              844.2           2.0 (B)       18.3 (F)    40.0 (H)                  904.5
Weighted average shares outstanding-diluted            873.0                                                               925.5 (J)

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet
September 30, 2000
(In millions)


                                                                                              Pro Forma        Combined
                                                           Corning            OTUSA          Adjustments       Pro Forma
                                                          ---------        ----------       --------------    -----------
                        Assets
Current assets
  Cash                                                  $     104.5        $     25.2        $ 4,402.2 (H)    $     921.5
                                                                                              (3,610.4)(G)
  Short-term investments, at cost which
    approximates market value                               1,133.0                                               1,133.0
  Accounts receivable, net of doubtful accounts
    and allowances                                          1,295.4               1.6                             1,297.0
  Inventories                                                 943.2              10.6                               953.8
  Deferred taxes on income and other current assets           239.6               0.1                               239.7
                                                        -----------        ----------        ---------        -----------

    Total current assets                                    3,715.7              37.5            791.8            4,545.0
                                                        -----------        ----------        ---------        -----------

Investments
  Associated companies, at equity                             441.0                                                 441.0
  Others, at cost or fair value                               108.1                                                 108.1
                                                        -----------        ----------        ---------        -----------

                                                              549.1                                                 549.1
                                                        -----------        ----------        ---------        -----------

Plant and equipment net of accumulated depreciation         4,092.3              17.2                             4,109.5

Goodwill and intangible assets
  net of accumulated amortization                           3,582.1                            3,624.6 (G)        7,247.6
                                                                                                  40.9 (H)

Other assets                                                  248.9                                                 248.9
                                                        -----------        ----------        ---------        -----------

                                                        $  12,188.1        $     54.7        $ 4,457.3        $  16,700.1
                                                        ===========        ==========        =========        ===========

         Liabilities and Shareholders' Equity

Current liabilities
  Loans payable                                         $     111.4                                           $     111.4
  Accounts payable                                            506.8               8.0                               514.8
  Other accrued liabilities                                   850.9               4.0                               854.9
                                                        -----------        ----------        ---------        -----------

    Total current liabilities                               1,469.1              12.0                             1,481.1
                                                        -----------        ----------        ---------        -----------

Other liabilities                                             772.9               0.9                               773.8
Long-term debt                                              1,946.3                            2,012.5 (H)        3,958.8

Minority interest in subsidiary companies                     138.7                                                 138.7
Convertible preferred stock                                     8.9                                                   8.9
Common shareholders' equity
  Common stock, including excess
     over par value and other capital                       6,600.0              47.1          2,486.6 (H)        9,086.6
                                                                                                 (47.1)
  Retained earnings                                         2,113.7              (4.3)             4.3            2,113.7
  Less cost of common stock in treasury                      (746.9)                                               (746.9)
  Accumulated other comprehensive income                     (114.6)             (1.0)             1.0             (114.6)
                                                        -----------        ----------        ---------        -----------
Common shareholders' equity                                 7,852.2              41.8          2,444.8           10,338.8
                                                        -----------        ----------        ---------        -----------

                                                        $  12,188.1        $     54.7        $ 4,457.3        $  16,700.1
                                                        ===========        ==========        =========        ===========

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income For the year ended December 31, 1999
(In millions, except per share amounts)

                                                          Combined
                                                          Corning,
                                                          Siemens &                          Pro Forma         Combined
                                                          NetOptix            OTUSA         Adjustments        Pro Forma
                                                          ---------        ----------       -----------       ----------
Revenues
  Net sales                                               $ 5,514.1        $     12.4                         $  5,526.5
  Royalty, interest and dividend income                        42.6                                                 42.6
  Nonoperating gain                                            30.0                                                 30.0
                                                          ---------        ----------       ---------         ----------
                                                            5,586.7              12.4                            5,599.1
Deductions
  Cost of sales                                             3,535.5              12.3                            3,547.8
  Selling, general and administrative expenses                791.2               1.5                              792.7
  Research, development and engineering expenses              408.2               7.7                              415.9
  Provision for restructuring and impairment                    7.8                                                  7.8
  Amortization of purchased intangibles
    including goodwill                                        294.5                             278.8 (G)          573.3
  Interest expense                                            126.1                              43.2 (H)          169.3
  Other, net                                                   38.9                                                 38.9
                                                          ---------        ----------       ---------         ----------

  Income from continuing operations before
    taxes on income                                           384.5              (9.1)         (322.0)              53.4
  Taxes on income from continuing operations                  180.0                             (20.9) (I)         159.1
                                                          ---------        ----------       ---------         ----------

  Income before minority interest and equity earnings         204.5              (9.1)         (301.1)            (105.7)
  Minority interest in earnings of subsidiaries               (21.8)                                               (21.8)
  Dividends on convertible preferred securities
    of subsidiary                                              (2.3)                                                (2.3)
  Equity in earnings of associated companies                   97.7                                                 97.7
                                                          ---------        ----------       ---------         ----------

Income from continuing operations                         $   278.1        $     (9.1)      $  (301.1)        $    (32.1)
                                                          =========        ==========       =========         ==========


Basic earnings per share from continuing
  operations                                              $    0.34                                           $    (0.04)
Diluted earnings per share from continuing
  operations                                              $    0.33                                           $    (0.04)
Weighted average shares outstanding-basic                     816.9                              40.0 (H)          856.9
Weighted average shares outstanding-diluted                   834.0                                                856.9 (J)

                              CORNING INCORPORATED
                Notes to Unaudited Pro Forma Combined Condensed
                       Consolidated Financial Information


(A) On February 2, 2000, Corning acquired the worldwide optical cable and hardware business of Siemens AG and the remaining 50% in Siecor Corporation and Siecor GmbH. The transaction was accounted for under the purchase method of accounting. The total purchase price of the Siemens transaction approximates $1.4 billion, which includes $120 million of assumed debt and $145 million in contingent performance payments. Portions of the Siemens transaction are expected to close at future dates into 2001. The pro forma presentation assumes all portions of the transaction have been closed. The excess of the purchase price over the fair value of net assets acquired was allocated as follows (amounts in millions):

                                                       Annual
                                                   Depreciation or     Useful
                                         Amount     Amortization        Lives
                                         ------    ---------------   ----------

       Property, plant and equipment     $107.3        $ 8.8         5-20 years
       Goodwill and other intangibles    $723.9        $56.2         5-20 years

     Based  on  the  annual   requirements,   the  pro  forma  depreciation  and
     amortization expense allocation was $1.9 million and $8.6 million for the period from January 1, 2000 to the date of acquisition.

(B) Corning financed the Siemens transaction with a combination of Euro-denominated debt and common equity. In the first quarter of 2000, Corning completed a debt offering generating net proceeds of $488.7 million and consisting of 200 million EURO bonds with an interest rate of 4.25% maturing in 5 years and 300 million EURO bonds with an interest rate of 5.375% maturing in 10 years. The pro forma incremental interest expense adjustment is equivalent to approximately $3.8 million. In addition, Corning completed an equity offering of approximately 44.85 million shares of common stock which generated net proceeds of approximately $2.2 billion. This pro forma presentation reflects a portion of this offering (18 million shares with proceeds of $911.3 million) being used to fund the remaining portion of the $1.4 billion acquisition. The proceeds from these financing transactions will also be used to repay assumed debt and fund contingent performance payments. A share adjustment of 2 million shares was required to reflect the equity offering retroactive to January 1, 2000.

(C) Reflects the elimination of Corning's 50% investment in and equity earnings from Siecor GmbH which was previously accounted for under the equity method.

(D) Reflects the elimination of minority interest related to Siemens' 50% ownership of Siecor Corporation, which is consolidated in Corning's historical financial statements.

(E) On May 12, 2000, Corning completed the acquisition of NetOptix Corporation in a merger transaction accounted for under the purchase method of accounting. The merger was effected by Corning issuing shares and options at an exchange ratio of 0.90 for each share or right to acquire shares of NetOptix common stock on the closing date. Based on the average closing price of Corning stock for a range of days surrounding the announcement and a Black Scholes valuation of options issued, the recorded purchase price approximated $2.1 billion. NetOptix manufactures thin film filters for use in dense wavelength division multiplexing components. The excess of the purchase price over the estimated fair value of tangible assets acquired was allocated to goodwill. Goodwill of approximately $2.1 billion will be amortized on a straight-line basis over ten years. Pro forma amortization of goodwill for 4.5 months equals approximately $75.7 million. The pro forma adjustment to revenues for the nine months ended September 30, 2000 reflects sales for the period January 1, 2000 through May 11, 2000.

(F) Adjustments reflect the issuance of 33,719,067 shares of Corning common stock to effect the exchange of NetOptix common stock and the assumption of stock options convertible into 2,487,240 Corning shares to acquire NetOptix common stock at the exchange ratio of 0.90 a share.

     The pro forma combined per share amounts and weighted average common shares outstanding reflect the combined weighted average of Corning and NetOptix common shares outstanding for the periods presented, after adjusting the number of NetOptix common shares to reflect the exchange ratio of 0.90 of a share of Corning common stock for each share of NetOptix common stock. The diluted unaudited pro forma per share information for Corning is based on the weighted average number of outstanding shares of Corning common stock adjusted to include (1) the dilutive effect of Corning employee stock options and (2) the number of shares of Corning common stock issued in the merger. The effect of NetOptix employee stock options was not dilutive. A share adjustment of 18.3 million shares was required to reflect the acquisition retroactive to January 1, 2000.

(G) On December 12, 2000, Corning completed the acquisition of OTUSA from Pirelli S.p.A. (90%) and Cisco Systems Inc. (10%) for approximately $3.6 billion in cash consideration to Pirelli and 5,473,684 shares of unregistered Corning stock to Cisco. Based upon the average closing price of Corning common stock for a range of days surrounding the agreement adjusted for a discount commensurate with restrictions on the shares the total purchase price was $4.0 billion. The excess of the purchase price over the estimated fair value of tangible assets acquired was allocated primarily to goodwill, other intangibles and in-process research and development (IPRD). Goodwill and other intangibles of approximately $3,625 million are being amortized on a straight-line basis over thirteen years. Pro forma amortization of purchased intangibles and goodwill for the nine months ended September 30, 2000 and December 31, 1999 is approximately $209.1 million and $278.8 million, respectively. A non-tax deductible charge of $322.9 million for IPRD was excluded for the combined condensed consolidated statement of income.

(H) Corning financed the OTUSA acquisition with a combination of debt and common equity. In the fourth quarter of 2000, Corning completed an offering of $2.7 billion (amount due at maturity) of zero coupon convertible debentures which generated net proceeds of approximately $2.0 billion. The initial price of the debentures was $741.92 with a 2% yield annually. Interest is compounded semi-annually with a 25% conversion factor. The debentures mature on November 8, 2015, and are convertible into approximately 22.6 million shares of Corning common stock at the rate of
     8.3304 per $1,000 principal amount. Corning may call the debentures at any time on or after November 8, 2005. The debentures may be redeemed for $819.54 on November 8, 2005 and $905.29 on November 8, 2010. The holder can convert the debenture into Corning common stock at any time prior to maturity or redemption. These debentures are antidilutive when calculating earnings per share for the periods presented. Deferred financing costs totaled approximately $40.9 million and are being amortized ratably over the term of the debentures. Annual interest and amortization of deferred financing costs are $43.1 million with the nine month charge approximating $32.4 million. In addition, Corning completed an equity offering in the fourth quarter of 2000 of approximately 34.5 million shares of common stock which generated net proceeds of approximately $2.4 billion. The pro forma combined per share amounts and weighted average common shares outstanding reflect this offering of 34.5 million shares plus the 5.5 million shares issued to Cisco.

(I)  Reduction of income taxes based on the foregoing adjustments.

(J) Pro forma diluted earnings per share excludes the effect of dilutive securities totaling 30.4 million and 53.8 million equivalent shares for the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively, as they are antidilutive.

Item 7(c) Exhibit Consent of PricewaterhouseCoopers SpA




                         Consent of Independent Auditors



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-77248, 33-30575, 33-30815, 33-47133, 33-50201,
33-55345,   33-58193,   33-63887,   33-18329,  33-3036,  333-24337,   333-26049,
333-26151,  333-41246, 333-61975, 333-61979, 333-61983, 333-91879 and 333-95693)
and Form S-3 (Nos. 33-40956, 33-44295, 33-49903, 33-53821, 33-56887,  333-81299,
333-95385,   333-36938,   333-41244,   333-44328   and   333-48168)  of  Corning
Incorporated of our report dated November 15, 2000 appearing in this Form 8-K/A.




                                      By /s/   PRICEWATERHOUSECOOPERS SPA
                                               PricewaterhouseCoopers SpA


Milan, Italy
February 22, 2001